Exhibit 4.2

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of January 12, 2012, by and among Mevion Medical Systems, Inc., a Delaware corporation (together with all of its subsidiaries, the “Company”), and the investors listed on Exhibit A hereto and each person who shall join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule I attached hereto. Such persons collectively are referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, the Company and certain of the Investors entered into an Investor Rights Agreement dated as of April 29, 2005 (the “Original Investor Rights Agreement”) in connection with the purchase by such Investors of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”);

WHEREAS, the Company and certain of the Investors amended and restated the Original Investor Rights Agreement on April 7, 2006 (the “Amended and Restated Investor Rights Agreement”) in connection with the purchase by such Investors of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”);

WHEREAS, the Company and certain of the Investors amended and restated the Amended and Restated Investor Rights Agreement on September 5, 2007, and further amended the terms thereof on March 14, 2008 (the “Second Amended and Restated Investor Rights Agreement”) in connection with the purchase by such Investors of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”);

WHEREAS, the Company and certain of the Investors amended and restated the Second Amended and Restated Investor Rights Agreement on February 17, 2009, and further amended the terms thereof on September 20, 2010 (the “Third Amended and Restated Investor Rights Agreement”) in connection with the purchase by such Investors of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”) and Series D-1 Convertible Preferred Stock, par value $0.01 per share (the “Series D-1 Preferred Stock”);

WHEREAS, the Company and the Investors are entering into concurrently herewith a Series E Convertible Preferred Stock Purchase Agreement of even date herewith (the “Series E Purchase Agreement”) in connection with the purchase by such Investors of the Company’s Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”);

WHEREAS, in connection with the Series E Purchase Agreement, the Company and the undersigned parties to the Third Amended and Restated Investor Rights Agreement, representing the Requisite Vote (as defined therein) and acting pursuant to Section 15(d) of the Third Amended and Restated Investor Rights Agreement, desire to amend and restate the Third Amended and Restated Investor Rights Agreement in its entirety to read as set forth in this Agreement; and

WHEREAS, this amendment and restatement shall be binding upon all parties to the Third Amended and Restated Investor Rights Agreement upon the execution of this Agreement by the Company and the Requisite Vote pursuant to Section 15(d) of the Third Amended and Restated Investor Rights Agreement.

1.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. General.

(a) This Agreement amends, restates and replaces the Third Amended and Restated Investor Rights Agreement in its entirety, and upon execution of this Agreement, the Third Amended and Restated Investor Rights Agreement shall no longer be of any force or effect.

(b) Certain Definitions. As used in this Agreement, the terms below shall have the following respective meanings:

“Board of Directors” shall mean the board of directors of the Company as constituted from time to time.

“Certificate of Incorporation” shall mean the Company’s Sixth Amended and Restated Certificate of Incorporation, as the same may be amended, restated or otherwise modified from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock, $0.001 par value, of the Company, as constituted as of the date of this Agreement.

“Conversion Shares” shall mean shares of Common Stock issued or issuable upon conversion of the Preferred Shares.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Indebtedness” shall mean all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor’s balance sheet (or the notes thereto) as liabilities (other than trade credit incurred in the ordinary course of business), but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto) and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

“Intellectual Property Rights” shall mean all of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registrations thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (vii) copies and tangible embodiments thereof.

“IPO” shall mean the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Employee” or “Key Employees” shall mean and include the President, chief executive officer, chief financial officer, chief operating officer, chief technology officer, vice presidents of operations, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a Subsidiary.

“Major Investors” shall mean any Investor holding (i) Shares of Series E Preferred Stock and (ii) more than 5% of the issued and outstanding shares of Preferred Stock (determined on an as-converted to Common Stock basis).

“Person or Persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Director” shall mean the Series E Preferred Director, the Series D Preferred Directors and the Series A/B/C Preferred Directors.

“Preferred Shares” shall mean shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series E Preferred Stock.

“Qualified Initial Public Offering” shall mean the Company’s first, fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of its Common Stock in which (i) the aggregate proceeds to the Company equal or exceed $50,000,000 and (ii) the price paid by the public for such shares shall be at least three times the price originally paid for the shares of Series E Preferred Stock (subject to appropriate adjustment to reflect any stock split, stock dividend, reverse stock split or similar corporate event affecting the shares of Series E Preferred Stock).

“Registration Expenses” shall mean the expenses so described in Section 8.

“Requisite Vote” shall mean the approval, consent or waiver, as applicable, given in writing or by a vote at a meeting (as the case may be) by (i) the holders of more than fifty-six percent (56%) of the outstanding shares of Preferred Stock (determined on an as-converted basis) and (ii) at least two of the following Investors: (a) CHLS (Still River) LLC, (b) Venrock Healthcare Capital Partners, L.P., (c) CHL Medical Partners III, L.P. and (d) ProQuest Investments IV, L.P. (“ProQuest”); provided, however, that if ProQuest fails to purchase its Pro Rata Portion at a Subsequent Closing or its Pro Rata Amount at a Qualified Financing (which shall include for this purpose (x) the failure of ProQuest to respond within the time periods specified herein that it will purchase its Pro Rata Amount in any such Qualified Financing or (y) an indication from ProQuest in writing that it does not intend to participate in any such Qualified Financing), clause (y) above shall no longer apply such that the term “Requisite Vote” shall mean the holders of more than fifty-six percent (56%) of the outstanding shares of Preferred Stock (determined on an as-converted basis).

“Reserved Employee Shares” shall mean shares of Common Stock not to exceed in the aggregate 885,902 shares (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) reserved by the Company for issuance pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Company, all under arrangements approved by the Board of Directors. The foregoing number of Reserved Employee Shares may be increased by vote or written consent of the Board of Directors (which shall include the vote or written consent of at least one director appointed by the Investors).

“Restricted Stock” shall mean the (a) Conversion Shares and (b) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors, excluding, in each case, Conversion Shares which have been (i) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (ii) publicly sold pursuant to Rule 144.

“Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act.

“Series A/B/C Preferred Director” shall mean the directors of the Company elected by the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as one class on an as-converted basis.

“Series D Preferred Director” shall mean the directors of the Company elected by the holders of Series D Preferred Stock and Series D-1 Preferred Stock, voting together as one class on an as-converted basis.

“Series E Preferred Director” shall mean the directors of the Company elected by the holders of Series E Preferred Stock, voting together as one class on an as-converted basis.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean the expenses so described in Section 8.

“Subsidiary” or “Subsidiaries” shall mean any corporation, trust or other entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time outstanding shares of every class of such corporation, trust or other entity other than directors’ qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation, trust or other entity.

2. Restrictive Legend. Each certificate representing Preferred Shares, Conversion Shares or Restricted Stock shall, except as otherwise provided in this Section 2 or in Section 3, be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company (it being agreed that the opinion of Goodwin Procter LLP, among others, shall be satisfactory) the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

3. Notice of Proposed Transfer. Prior to any proposed transfer of any Preferred Shares, Conversion Shares or Restricted Stock (other than under the circumstances described in Sections 4, 5 or 6), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company (it being agreed that the opinion of Goodwin Procter LLP, among others shall be satisfactory) to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners, former partners, members or former members of the transferor (in the case of a transferor that is a partnership or a limited liability company, respectively) or to an affiliated entity (in the case of a transferor that is an entity) for no consideration; provided, further, however, that any such transferee shall execute and deliver to the Company a representation letter in form reasonably satisfactory to the Company’s counsel to the effect that the transferee is acquiring such shares for its own account, for investment purposes and without any view to distribution thereof. Each certificate for Preferred Shares, Conversion Shares or Restricted Stock transferred as above provided shall bear the legend set forth in Section 2, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

4. Required Registration.

(a) At any time after the earlier of (i) five (5) years after the date hereof, or (ii) 180 days after an IPO, the holders of Restricted Stock constituting at least 40% in interest of the total shares of Restricted Stock then outstanding may request the Company to register under the Securities Act the shares of Restricted Stock held by such requesting holder or holders for sale in the manner specified in such notice, provided that the offering has an anticipated aggregate offering price that exceeds $15,000,000. For purposes of this Section 4 and Sections 5, 6, 15(a) and 15(f), the term “Restricted Stock” shall be deemed to include the number of shares of Restricted Stock which would be issuable to a holder of Preferred Shares upon conversion of all Preferred Shares; provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock; provided, further, however, that, in any underwritten public offering contemplated by this Section 4 or Sections 5 and 6, the holders of Preferred Shares shall be entitled to sell such Preferred Shares to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion or exercise and conversion, as applicable, thereof. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 4 within 180 days after the effective date of any registration statement on Form S-1 filed by the Company; provided that holders of Restricted Stock have been provided the opportunity to register their respective shares of Restricted Stock held by them pursuant to Section 5 of this Agreement.

(b) Following receipt of any notice under this Section 4, the Company shall immediately notify all holders of Restricted Stock and Preferred Shares from whom notice has not been received and such holders shall then be entitled within 30 days thereafter to request the Company to include in the requested registration all or any portion of their shares of Restricted Stock. The Company shall use its reasonable best efforts to register under the Securities Act, for public sale in accordance with the method of disposition described in paragraph (a) above, the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other holders within 30 days after the giving of such notice by the Company). The Company shall be obligated to register Restricted Stock pursuant to this Section 4 on two (2) occasions only; provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Restricted Stock specified in notices received as aforesaid for sale in accordance with the method of disposition specified by the requesting holders shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto (not including shares eligible for sale pursuant to the underwriters’ over-allotment option) or it is closed or withdrawn at the request of the holders of Restricted Stock (other than as a result of a material adverse change to the Company).

(c) The Company shall be entitled to include in any registration statement referred to in this Section 4, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the good faith opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Restricted Stock to be sold. Except for registration statements on Forms S-4, S-8 or any successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders requesting sale pursuant to an underwritten offering pursuant to this Section 4 until the completion of the period of distribution of the registration contemplated thereby.

(d) If in the good faith opinion of the managing underwriter the inclusion of all of the Restricted Stock requested to be registered under this Section would adversely affect the marketing of such shares, shares to be sold by the holders of Restricted Stock, if any, shall be excluded only after any shares to be sold by other stockholders and the Company have been excluded, in such manner that the shares to be sold shall be allocated among the selling holders pro rata based on their ownership of Restricted Stock.

5. Incidental Registration. If the Company at any time (other than pursuant to Section 4 or Section 6) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public), each such time it will give written notice to all holders of outstanding Restricted Stock (and Preferred Shares) of its intention so to do. Upon the written request of any such holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Restricted Stock, the Company will cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock so registered. In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Restricted Stock owned by such holders) if and to the extent that the managing underwriter shall be of the opinion in good faith that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein, provided further that in no event shall the number of Restricted Stock included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. In connection with any reduction in the number of shares pursuant to this Section 5, the shares to be registered by the holders of Restricted Stock will only be reduced after all other stockholders’ shares are first reduced. There shall be no limitation on the number of registrations which may be requested and obtained under this Section 5.

6. Registration on Form S-3. If at any time (i) the holders of Restricted Stock representing at least 10% in interest of the total shares of Restricted Stock then outstanding request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Restricted Stock held by such requesting holder or holders, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its reasonable best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice; provided that the anticipated aggregate offering price in each registration on Form S-3 shall exceed at least $1,000,000. Whenever the Company is required by this Section 6 to use its reasonable best efforts to effect the registration of Restricted Stock, each of the procedures and requirements of Section 4 (including but not limited to the requirement that the Company notify all holders of Restricted Stock (including Preferred Shares) from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration, provided, however, that there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 6, and provided, further, however, that the requirements contained in the first sentence of Section 4(a) shall not apply to any registration on Form S-3 which may be requested and obtained under this Section 6.

Notwithstanding anything to the contrary in this Section 6, the Company shall not be required to effect more than two (2) registrations pursuant to this Section 6 in any calendar year.

7. Registration Procedures. If and whenever the Company is required by the provisions of Sections 4, 5 or 6 to use its reasonable best efforts to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to each seller of Restricted Stock and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement;

(d) use its reasonable best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) use its reasonable best efforts to list the Restricted Stock covered by such registration statement with any securities exchange or trading system and each securities exchange and trading system, if any, on which the Common Stock of the Company is then listed, or if the Restricted Stock is not listed, to list the Restricted Stock on the New York Stock Exchange or Nasdaq, or other securities exchange or trading system acceptable to the Investors;

(f) provide a transfer agent and registrar for all such Restricted Stock, not later than the effective date of such registration statement;

(g) immediately notify each seller of Restricted Stock and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) if the offering is underwritten and at the request of any seller of Restricted Stock, use its reasonable best efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters or by such seller or its counsel and (ii) a letter dated such date from the independent registered public accounting firm retained by the Company, addressed to the underwriters and to such seller, stating that they are an independent registered public accounting firm within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, free-writing prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(i) make available for inspection by each seller of Restricted Stock, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) advise each selling holder of Restricted Stock, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(k) cooperate with the selling holders of Restricted Stock and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Restricted Stock to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriters may request at least two (2) business days prior to any sale of Restricted Stock; and

(l) permit any holder of Restricted Stock which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, subject to review by the Company and its counsel after consultation with such holder.

For purposes of Section 7(a) and 7(b) and of Section 4(c), the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 120 days after the effective date thereof.

In connection with each registration hereunder, the sellers of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

In connection with each registration pursuant to Sections 4, 5 or 6 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature.

8. Expenses. All expenses incurred by the Company in complying with Sections 4, 5 and 6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and an independent registered public accounting firm for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, transfer taxes, fees of transfer agents and registrars, costs of insurance, and fees and disbursements of one counsel for the sellers of Restricted Stock, but excluding any Selling Expenses, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are called “Selling Expenses.”

The Company will pay all Registration Expenses in connection with each registration statement under Sections 4, 5 and 6. All Selling Expenses in connection with each registration statement under Sections 4, 5 or 6 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

9. Indemnification and Contribution.

(a) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder, each underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 9 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Stock exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 9 then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the parties in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds from the public offering of all such Restricted Stock sold by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

10. Changes in Common Stock or Preferred Shares. If, and as often as, there is any change in the Common Stock or the Preferred Shares by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock and the Preferred Shares as so changed.

11. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Stock to the public without registration, at all times after the first registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) make and keep current public information available, as those terms are understood and defined in Rule 144;

(b) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to each holder of Restricted Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Stock without registration.

12. Right of First Refusal.

(a) Right of First Refusal. The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, Preferred Shares, (iii) any debt security of the Company (other than debt with no equity feature) including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell such securities (the “Offered Securities”) to the Investors (each an “Offeree” and collectively, the “Offerees”) as follows: Each Offeree shall have the right to purchase (x) that portion of the Offered Securities as the number of shares of Restricted Stock then held by such Offeree bears to the total number of shares of Common Stock, on a fully diluted basis (the “Basic Amount”) and (y) such additional portion of the Offered Securities as such Offeree shall indicate it will purchase should the other Offerees subscribe for less than their Basic Amounts (the “Undersubscription Amount”), at a price and on such other terms as shall have been specified by the Company in a writing delivered to such Offeree (the “Offer”), which Offer shall contain the material terms of the Offer, the prospective other purchasers of such securities, and such Offeree’s Basic Amount and which Offer by its terms shall remain open and irrevocable for a period of twenty (20) business days from receipt of the Offer.

(b) Notice of Acceptance. Notice of each Offeree’s intention to accept, in whole or in part, any Offer made pursuant to Section 12(a) shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 20-business-day period of such offer, setting forth such of the Offeree’s Basic Amount as such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Offeree shall elect to purchase (the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Offerees are less than the total of all Basic Amounts of all Offerees, then each Offeree who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the total of all Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Offeree who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as such Offeree’s Basic Amount bears to the total Basic Amount of all Offerees that has subscribed for any Undersubscription Amount, subject to rounding to the nearest whole share by the Board of Directors to the extent it reasonably deems necessary.

(c) Conditions to Acceptances and Purchase.

(i) Permitted Sales of Refused Securities. In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have thirty (30) days from the expiration of the period set forth in Section 12(a) to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the “Refused Securities”) to the Person or Persons specified in the Offer, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

(ii) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 12(c)(i) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number of, or other units of the Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 12(b) multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 12(a).

(iii) Closing. Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 12(c)(ii) if the Offerees have so elected, upon the terms and conditions specified in the Offer. The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel.

(d) Further Sale. In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with Section 12(c) may not be sold or otherwise disposed of until they are again offered to the Offerees under the procedures specified in Sections 12(a), 12(b) and 12(c).

(e) Termination of Right of First Refusal. The rights of the Offerees under this Section 12 shall terminate immediately prior to, but subject to, the consummation of a Qualified Initial Public Offering or a Deemed Liquidation Event (as defined in the Certificate of Incorporation); provided, however, that the rights of the Investors pursuant to this Section 12 may be waived as to all of such Investors by the Requisite Vote, and any such waiver shall be binding on all Investors, even if any of such Investors does not execute such waiver and irrespective of whether one or more Investors participates in the purchase of the Offered Securities, and provided further that notwithstanding any waiver of any of the provisions of this Section 12, in the event any Major Investor actually purchases Offered Securities in any offering by the Company, then each other Major Investor shall be permitted to participate in such offering on a pro rata basis (based on the level of participation of the Major Investor purchasing the largest portion of such Major Investor’s Basic Amount), in accordance with the other provisions (including the notice and election periods) set forth in Section 12.

(f) Exception. The rights of the Investors under this Section 12 shall not apply to Exempt Securities as defined in Article IV, Section 5D of the Certificate of Incorporation.

13. Covenants of the Company.

(a) Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 13(a) are waived by vote or written consent of the Requisite Vote or the Board of Directors, which includes a majority of the Preferred Directors, the Company covenants and agrees that until the consummation of a Qualified Initial Public Offering it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

(i) Payment of Taxes and Trade Debt. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or any Subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by proper proceedings if the Company or Subsidiary concerned shall have set aside on its books sufficient reserves, if any, with respect thereto.

(ii) Maintenance of Insurance; Indemnification. Maintain, and cause each Subsidiary to maintain, insurance (including Directors’ and Officers’ insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, but in any event in amounts sufficient to prevent the Company or Subsidiary from becoming a co-insurer. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements substantially in the form previously approved by the Board of Directors, with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

(iii) Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

(iv) Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from a financially sound and reputable insurer Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

(v) Preservation of Corporate Existence. Preserve and maintain, and, unless the Company deems it not to be in its best interests, cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties. Secure, preserve and maintain, and cause each Subsidiary to secure, preserve and maintain, all licenses and other rights to use Intellectual Property Rights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business and the businesses of its Subsidiaries, taken as a whole.

(vi) Compliance with Laws. Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority.

(vii) Inspection; Confidentiality.

(A) Permit, upon reasonable request and notice, each Major Investor or any agents or representatives thereof, to examine and make copies of and extracts from the books of account of, and visit and inspect the properties of the Company and any Subsidiary, to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, directors or Key Employees and independent accountants, and consult with and advise the management of the Company and any Subsidiary as to their affairs, finances and accounts, all at reasonable times during normal business hours.

(B) Subject to the disclosure of information of a non-technical nature, including financial information, which such Investor discloses to its partners and/or shareholders generally, and subject to disclosures required by law or court order, each Investor agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is or becomes known to the Investor from a source other than the Company or is or becomes publicly known, or unless so required by law or legal process, or unless the Company gives its written consent to such Investor’s release of such information, except that no such written consent shall be required (and the Investor shall be free to release such information to such recipient) if such information is to be provided to the Investor’s counsel or accountant, or to an officer, director, member, partner or prospective limited partner of such Investor, provided that the Investor shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential.

(viii) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(ix) Maintenance of Properties. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties and assets, necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(x) Compliance with ERISA. Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to ERISA or to the Code or any similar foreign laws, and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code and any similar foreign laws, and the rules and regulations thereunder, which are applicable to any such plan. The Company shall not permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA or any similar foreign laws to attach to the assets of the Company or any Subsidiary.

(xi) Bylaws. At all times maintain provisions in the Bylaws or Certificate of Incorporation of the Company indemnifying all directors against liability to the maximum extent permitted under the laws of the State of Delaware.

(xii) Non-Competition, Non-Solicitation and Non-Disclosure Agreements. The Company will obtain a duly executed Non-Competition, Non-Solicitation and Non-Disclosure Agreement (which will endure for a minimum of one year post-employment) substantially in the form previously approved by the Board of Directors from each Key Employee.

(xiii) New Developments. Where reasonably practicable, cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by the Company’s or any Subsidiary’s officers or employees to be documented in accordance with the appropriate professional standards, cause all officers, employees and consultants of the Company or any Subsidiary, to execute Nondisclosure and Developments Agreements substantially in the form previously approved by the Board of Directors in favor of the Company or any Subsidiary and, where possible and deemed by management to be commercially appropriate based on the advice of legal counsel and other considerations, to file and prosecute United States and foreign patent or copyright applications relating to and protecting such developments on behalf of the Company or any Subsidiary.

(xiv) Reserved.

(xv) Expenses of Directors. Promptly reimburse in full, each director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof. In addition, the Company shall promptly reimburse in full, any Major Investor Observer (as defined below) appointed by ProQuest Investments IV, L.P. for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors.

(xvi) Stock Vesting. All stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting over a four-year period as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest in equal monthly installments over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person.

(xvii) Founder Observer. So long as Kenneth Gall (the “Founder”) holds at least 2,000 shares of the outstanding Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Founder may appoint one (1) representative to serve as an observer (the “Founders Observer”) of the Board of Directors. The Founder may remove the Founders Observer or appoint a new Founders Observer if a vacancy in such position occurs for any reason by delivery of a written notice to the Secretary of the Company.

(xviii) Major Investor Observers. Each Major Investor may appoint one (1) representative to serve as an observer of the Board of Directors (each a “Major Investor Observer” and together with the Founders Observer, the “Existing Observers”).

The Company or the applicable members of the Board of Directors will give the Existing Observers oral or written notice of each meeting of the Board of Directors (whether annual or special) at the same time and in the same manner as oral or written notice is given to the applicable members of the Board of Directors (which notice may be waived by each Existing Observer). Notwithstanding the foregoing, if an Existing Observer attends (or, in the case of a telephonic meeting, listens by telephone to) any such meeting of the Board of Directors, then such Existing Observer shall be deemed to have had proper notice of such meeting. Notwithstanding anything contained herein to the contrary, the failure of an Existing Observer to be given notice of a meeting of the Board of Directors pursuant to the immediately preceding two sentences or to attend such meeting shall not in any way affect the authority of the Board of Directors to have or to adopt resolutions at such meeting or the legitimacy of any actions taken by the Board of Directors at such meeting. Subject to the foregoing, the Company will permit the Existing Observers to attend (or, in the case of a telephonic meeting, to listen by telephone to) each meeting of the Board of Directors as non-voting observers. The Company shall provide the Existing Observers all written materials and other information (including copies of meeting minutes) given to the members of the Board of Directors in connection with any such meeting at the same time as such information is delivered to the members of the Board of Directors and, if an Existing Observer does not attend (or, in the case of a telephonic meeting, does not listen by telephone to) a meeting of the Board of Directors, such Existing Observer will be entitled, upon request, to receive the written minutes or an oral summary of the meeting from the Secretary of the Company. Prior to attending or listening to any meeting of the Board of Directors or obtaining any documents or summaries of such meetings, each Existing Observer shall agree in writing to be bound by the same duties of confidentiality, good faith and loyalty as if such Observer were a director of the Company. If the Company takes any action by written consent of the Board of Directors in lieu of a meeting of the Board of Directors, then the Company shall give prompt written notice of such action to the Existing Observers.

(xix) Committee Membership. In the event that the Board of Directors forms an executive committee or a compensation committee or committees thereof, the director appointed to the Board of Directors by ProQuest shall be provided the opportunity, but shall not have any obligation, to serve as a member of each such committee.

(xx) Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in the form previously approved by the Board of Directors.

(b) Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the consummation of a Qualified Initial Public Offering or, while this Agreement remains effective, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without the vote or written consent of the Requisite Vote or the Board of Directors, including the approval of a majority of the Preferred Directors:

(i) Restrictions on Indebtedness. Unless otherwise approved by the Board of Directors, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness for money borrowed which exceeds, in the aggregate, $250,000.

(ii) Assumptions or Guaranties of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guaranties of the permitted obligations of any wholly-owned Subsidiary.

(iii) Ownership of Subsidiaries. Purchase or hold beneficially any stock, other securities or evidences of Indebtedness in, or make any investment in any other Person, excluding a wholly-owned Subsidiary of the Company.

(iv) Dealings with Affiliates and Others. Other than as contemplated by this Agreement, enter into, after the date of this Agreement, any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer, director or affiliate of the Company or any Subsidiary or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers, directors or members of their immediate families unless such transaction is approved in advance by a majority of the disinterested members of the Board of Directors.

(v) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary; provided, however, that the Company may liquidate, merge or consolidate any Subsidiary or Subsidiaries into or with itself, provided that the Company is the surviving entity, or into or with another Subsidiary or Subsidiaries.

(c) Reporting Requirements. Until the consummation of a Qualified Initial Public Offering, the Company will furnish to (1) each Major Investor and, (2) with respect to (i), (ii) and (iii) below only, each other Investor requesting such information:

(i) Monthly Reports: as soon as available and in any event within 30 days after the end of each calendar month, unaudited consolidated financial statements (including balance sheet, statement of income, and statement of cash flows) of the Company and its Subsidiaries as of the end of such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month;

(ii) Quarterly Reports: as soon as available and in any event within 45 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein);

(iii) Annual Reports: as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) by such independent registered public accounting firm of recognized national standing approved by a majority of the Board of Directors;

(iv) Capitalization Tables: as soon as available, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete and correct;

(v) Budgets: as soon as available after approval by the Board of Directors and in any event within 30 days prior to the end of each year at the Company, monthly operating budgets for the forthcoming fiscal year and any revisions or updates thereto;

(vi) Business Plan: as soon as available after approval by the Board of Directors and in any event within 30 days prior to the end of each year at the Company, a business plan for the forthcoming fiscal year and any revisions or updates thereto; and

(vii) Other Information: such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any of its Subsidiaries as any such Investor may from time to time reasonably request.

The holders of Restricted Stock hereby covenant and agree that all of the information disclosed to such holders pursuant to the provisions of this Section 14(c) shall be treated in accordance with Section 14(a)(vii) of this Agreement.

14. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the existing Certificate of Incorporation or Bylaws of the Company or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

(b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

15. Miscellaneous.

(a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Preferred Shares or Restricted Stock), whether so expressed or not, provided, however, that registration rights conferred herein on the holders of Preferred Shares, Conversion Shares or Restricted Stock shall only inure to the benefit of a transferee of Preferred Shares, Conversion Shares or Restricted Stock if (i) there is transferred to such transferee at least 10,000 shares of Restricted Stock and/or Preferred Shares originally issued pursuant to that certain Series A Purchase Agreement, dated April 29, 2005, that certain Series B Purchase Agreement, dated April 7, 2006, that certain Series C Purchase Agreement, dated September 5, 2007, that certain Series C Purchase Agreement, dated March 14, 2008, that certain Series D Purchase Agreement, dated February 17, 2010, as amended, that certain Series D-1 Convertible Preferred Stock and Warrant Purchase Agreement, dated March 8, 2011, or the Series E Purchase Agreement to the direct or indirect transferor of such transferee, (ii) there is transferred to such transferee all shares of Restricted Stock held by such transferor if transferred to a single transferee or (iii) such transferee is a subsidiary, parent, partner, limited partner, retired partner, member, retired member, shareholder, family member, trust for the benefit of a holder hereto or affiliate of a party hereto.

(b) All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile, addressed as follows:

if to the Company:

Mevion Medical Systems, Inc.

Attn: Chief Executive Officer

300 Foster Street

Littleton, MA 01460

or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section, with a copy (which shall not constitute notice) to:

Mitchell S. Bloom, Esq.

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Fax: 617-523-1231

or if to an Investor, at the address set forth on Exhibit A hereto;

if to any subsequent holder of Preferred Shares, Conversion Shares or Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Preferred Shares, Conversion Shares or Restricted Stock) or to the holders of Preferred Shares, Conversion Shares or Restricted Stock (in the case of the Company) in accordance with the provisions of this paragraph.

(c) This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(d) This Agreement may not be amended or modified, and no provision hereof may be waived, without the Requisite Vote; provided, that any amendment, modification and/or waiver of any provision hereof, so consented to by the Requisite Vote, shall be binding on all holders of Restricted Stock.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(f) The obligations of the Company to register shares of Restricted Stock under Sections 4, 5 or 6 shall terminate upon the earliest to occur of:

(i) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation; or

(ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all such Investor’s shares without limitation during a three-month period without registration.

(g) In connection with the IPO of the Company, each Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the

Investor or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 15(g) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Investors only if all officers, directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. provided, that the foregoing provisions shall only be applicable to the Investors if all stockholders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period (including any extension thereof) such that if any such persons are released all Investors shall also be released to the same extent on a pro rata basis. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 15(g) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 15(g) or that are necessary to give further effect thereto.

(h) Notwithstanding the provisions of Section 4(a), the Company’s obligation to file a registration statement, or cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 60 days in any 12 month period if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed.

(i) The Company shall not grant to any third party any registration rights to demand a registration of shares of the Company’s capital stock unless (A) the Company first receives written consent by the holders of at least a majority of the Restricted Shares or (B) such registration rights are subordinate to the registration rights of the Investors as set forth in this Agreement.

(j) If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

16. Waiver of Right of First Refusal. All rights of Investors under Section 12 of the Third Amended and Restated Investor Rights Agreement are hereby waived with respect to the issuance of the Series E Preferred Stock pursuant to the Series E Purchase Agreement, including without limitation the right of first refusal and the right to notice. This waiver shall be binding upon all parties to the Third Amended and Restated Investor Rights Agreement upon the execution of this Agreement by the Company and the holders of a majority of the Restricted Stock (as defined in the Third Amended and Restated Investor Rights Agreement) pursuant to Section 15(d) of the Third Amended and Restated Investor Rights Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

MEVION MEDICAL SYSTEMS, INC.

By:	/s/ Joseph Jachinowski
Name: Joseph Jachinowski
Title: Chief Executive Officer

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

PROQUEST INVESTMENTS IV, L.P.
By:	ProQuest Associates IV LLC its General Partner

By:	/s/ Pasquale DeAngelis
Name: Pasquale DeAngelis
Title: Managing Member

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

CHL MEDICAL PARTNERS III, L.P.
By:	CHL Medical Partners III, LLC its General Partner

By:	/s/ Myles D. Greenberg
Name: Myles D. Greenberg
Title: Vice President

CHL MEDICAL PARTNERS III SIDE FUND, L.P.
By:	CHL Medical Partners III, LLC its General Partner

By:	/s/ Myles D. Greenberg
Name: Myles D. Greenberg
Title: Vice President

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

STORRINGTON INDUSTRIES LIMITED

By:	/s/ Michael Begg
	Name:	Michael Begg
	Title:	Managing Director

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

/s/ Robert N. Wilson Robert N. Wilson

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

CHLS (STILL RIVER) LLC

By:	/s/ Peter D’Angelo
Name:	Peter D’Angelo
Title:	President, Caxton Health Holdings, LLC, Managing Member

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

Z-3 INVESTORS, LLC

By:	/s/ Marc Buntaine
Name:	Marc Buntaine
Title:	General Manager

/s/ Marc Buntaine
Marc Buntaine

/s/ Catherine S. Buntaine
Catherine S. Buntaine

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

VENROCK HEALTHCARE CAPITAL PARTNERS, L.P.

By its General Partner, VHCP Management, LLC

By:	/s/ Anders Hove
Name:	Anders Hove
Title:	Managing Member

VHCP CO-INVESTMENT HOLDINGS, LLC

By its Manager, VHCP Management, LLC

By:	/s/ Anders Hove
Name:	Anders Hove
Title:	Managing Member

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

WHITESTONE CAPITAL, LLC

By:	/s/ James R. Utaski
Name:	James R. Utaski
Title:	General Manager

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

PE SRS, LLC

By:	/s/ Frank Kee Cohen
Name:	Frank Kee Cohen
Title:

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

/s/ Daniel Tully Daniel Tully

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

/s/ Robert F. Johnston The Robert F. Johnston Living Trust

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

/s/ James Jacobson James Jacobson

PENSON FINANCIAL SERVICES CUST FOR

JAMES JACOBSON ROTH IRA CONVERSION

By:	/s/ Michael Fragh
Name:	Michael Fragh
Title:	Senior Associate

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth above.

/s/ Paul Volcker Paul Volcker

[Signature Page to Fourth Amended and Restated Investor Rights Agreement]

MEVION MEDICAL SYSTEMS, INC.

INSTRUMENT OF ACCESSION

The undersigned,                         , as a condition precedent to becoming the owner or holder of record of                      (            ) shares of the Series                          Convertible Preferred Stock, par value $0.01 per share, of Mevion Medical Systems, Inc., a Delaware corporation (the “Company”), hereby agrees to become an Investor under that certain Fourth Amended and Restated Investor Rights Agreement dated as of January 12, 2012, as the same may be amended, restated or otherwise modified from time to time (the “Investor Rights Agreement”) by and among the Company and certain other stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Investor Rights Agreement immediately upon execution and delivery to the Company of this Instrument of Accession.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

Signature:

(Print Name)

Address:

Date:

Accepted:

MEVION MEDICAL SYSTEMS, INC.

By:
Name: Joseph Jachinowski Title: Chief Executive Officer

Date:

Exhibit A

Name and Address of Investors

ProQuest Investments IV, L.P.

90 Nassau Street, 5th Floor

Princeton, NJ 08542

CHLS (Still River) LLC

500 Park Ave., New York, NY 10022

Attn: Rob Wedeking

Phone: 212-593-7700

Fax: 212-371-1046

Marc Buntaine

Catherine S. Buntaine

5 Wildwood Drive, Sherborn, MA 01770

Phone: 617-395-8807

Fax: 617-395-8807

American Shared Hospital Service

Four Embarcadero Center

Suite 3700

San Francisco, CA 94111-4107

Phone: 415-788-5300

Fax: 415-788-5660

Z-3 Investors, LLC

5 Wildwood Dr. Sherborn, MA 01770

Phone: 617-395-8807

Fax: 617-395-8807

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

Attn: Marketing Manager, Emerging Technologies

Phone: 650-424-5809

Fax: 650-493-3377

Seneca Capital LP

Seneca Capital International Ltd. Seneca Capital II LP

590 Madison Avenue, 28th floor

New York, NY 10022

Attn:

Phone:

Fax:

Venrock Healthcare Capital Partners, L.P.

VHCP Co-Investment Holdings, LLC

530 Fifth Avenue

22nd Floor

New York, NY 10036

Attn: Sherman Souther

Phone:

Fax:

CHL Medical Partners III, L.P.

CHL Medical Partners III Side Fund, L.P.

1055 Washington Blvd

Stamford, CT 06901

Attn: Myles Greenberg

Phone:

Fax:

Storrington Industries Limited

Water Lane

Storrington

West Sussex, England

RH20 3 EA

Phone:

Fax:

GC&H Investments, LLC

Cooley Godward Kronish LLP

101 California Street 5th Floor San Francisco, CA 94111-5800

Attn: Jim Kindler

Phone: 415-693-2000

Fax: 415-693-2222

Robert N. Wilson

40 Mechanic Street

New Hope, PA 18939

Phone:

Fax:

Daniel Tully

398 S. Beach Road

Hobe Sound, FL 33455

The Robert L. Johnston Living Trust

155 Lambert Drive

Princeton, NJ 08540

Penson Financial Services Cust for James

Jacobson Roth IRA conversion

1981 Marcus Avenue

Lake Success, NY 11042

James Jacobson

3 E. 69th Street, Apt. 7A

New York, NY 10021

Paul Volcker

610 5th Avenue

Room 42

New York, NY 10020

PE SRS, LLC

c/o Oppenheimer & Co., Inc.

300 Madison Avenue, 4th Floor

New York, NY 10017

Whitestone Capital, LLC

47 Hulfish Street, Ste. 550C

Princeton, NJ 09542

Exhibit B

Indemnification Agreement